Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Contact: Kim Link 314/994.2936

George C. Morris III Elected to Arch Coal’s Board of Directors

ST. LOUIS (March 12, 2012) — Arch Coal, Inc. (NYSE:ACI) today announced that George C. Morris III, 56, has been elected to its board of directors, effective immediately.  Morris will serve on the board’s audit and finance committees.

“With his great financial acumen and his wealth of energy industry expertise, George will be a great addition to our board,” said Steven F. Leer, Arch’s chairman and CEO.  “We look forward to his leadership and counsel during this period of rapid growth and change in world coal markets.”

Morris is the president of Morris Energy Advisors, Inc. and serves as a director of Calumet GP, the general partner of Calumet Specialty Products Partners, L.P. (CLMT).  He most recently served as a managing director at Merrill Lynch & Co. until his retirement in March 2009.  Morris served as a managing director of investment banking at Petrie Parkman & Co. until its acquisition by Merrill Lynch in December 2006, and previously served as a managing director of investment banking at Simmons & Company International, as a director of investment banking at Merrill Lynch and as a director of investment banking at The First Boston Corporation.

Morris holds B.B.A. and M.B.A. degrees from the University of Texas and a J.D. from Southern Methodist University.

U.S.-based Arch Coal, Inc. (NYSE:ACI) is a top five global coal producer and marketer, with 155 million tons of coal sold in 2011.  Arch is the most diversified American coal company, with more than 20 active mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.  In 2011, Arch continued to lead the U.S. coal industry in safety performance and environmental compliance among large, diversified producers.

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Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.